Exhibit 10.11

MANAGING GENERAL AGENCY AGREEMENT

Managing General Agency Agreement (the “Agreement”) is made and entered into as of November 5, 2024 (the “Effective Date”), by and between Typtap Management Company, a Florida corporation (the “MGA”), and Tailrow Risk Managers, LLC, a Florida limited liability company (the “AIF”), for itself and as attorney-in-fact for Tailrow Insurance Exchange, a Florida-domestic homeowners reciprocal insurer (the “Reciprocal”)(the AIF and the Reciprocal are herein collectively referred to as the “Company”).

WHEREAS, the Reciprocal is authorized to write or has applied for authority to write insurance policies (each a “Policy” and collectively the “Policies”) providing the coverages set forth in Schedule I to this Agreement (the “Authorized Coverages”) in each of the jurisdictions identified in Schedule I to this Agreement (each, an “Authorized Territory”); and

WHEREAS, the AIF is the designated attorney-in-fact for the Reciprocal, and is appointed to conduct the business of the Reciprocal; and

WHEREAS, the Company desires MGA to act as the exclusive managing general agent for the Company with respect to the Policies, including renewals, issued from the Effective Date of this Agreement until terminated as hereinafter set forth, as and when the Reciprocal, AIF and the MGA become licensed in each Authorized Territory identified in Schedule I to this Agreement; and

WHEREAS, MGA desires to produce, administer and manage the Policies, adjust and pay claims in connection with the Policies, negotiate reinsurance and provide other services in connection with such Policies including, but not limited to, marketing, information services, product and underwriting development and management, and catastrophe risk management on behalf of the Company;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the receipt and sufficiency of which are acknowledged by the parties, the Company and the MGA agree as follows:

ARTICLE I—GENERAL PRINCIPLES

1.1. In accordance with all applicable laws and regulations of each Authorized Territory the Company appoints MGA for the purpose of producing and administering Policies for the Authorized Coverages in each Authorized Territory set forth in Schedule I. MGA agrees to produce the Policies in each Authorized Territory in accordance with the limits of liability set forth in Schedule I hereto and the Company’s established and approved underwriting requirements.

1.2. The Company, relying upon the expertise of MGA, grants authority to MGA hereunder solely with respect to the Policies. Nonetheless, the Company being at risk and having ultimate responsibility and authority for the Policies issued by MGA, at all times shall have the ultimate responsibility and discretion with respect to all matters pertaining to the Polices and to the general welfare of the Company.

1.3. Consistent with the intention of the parties to produce an operating profit for the Company, MGA shall manage its affairs in accordance with the terms of the Agreement in an ethical and professional manner and in accordance with all applicable laws and regulations of each Authorized Territory.

1.4. The Company, relying upon the expertise of MGA, grants authority to MGA to solicit and negotiate reinsurance with respect to the programs authorized by the Company. Nonetheless, the Company being at risk and having ultimate responsibility for all reinsurance contracts issued, will have the ultimate responsibility and discretion with respect to the approval and contracting for all reinsurance.

1.5 The term of this Agreement shall commence as of the Effective Date of this Agreement and shall continue for a period of three years thereafter unless sooner terminated pursuant to the terms of this Agreement. Upon expiration of the initial three-year term of this Agreement, the Agreement shall automatically renew for additional periods of one year unless either party provides written notice to the other at least ninety days prior to the expiration of the initial three year term or any subsequent annual renewal thereof.

ARTICLE II—UNDERWRITING AUTHORITY

2.1. Agents. The Company hereby grants to MGA authority to accept applications to issue the Policies received through appointed licensed insurance agents (“Producing Agents”) and agents authorized as “Brokering Agents” in accordance with all applicable laws and regulations of each Authorized Territory. MGA may not authorize or facilitate the appointment of any insurance broker or agent, or any other entity, to issue Policies on behalf of the Company without the prior written consent of the Company. The MGA may not appoint a sub-managing general agent for the business of the Company. The MGA may not permit any of its sub-producers or employees to serve on its Board of Directors or the Company’s Board of Directors.

2.2. Agent Agreements. Any and all agreements with any insurance broker, agent, Producing Agent, Brokering Agent or other entity (hereinafter collectively called the “Agent”) shall be made directly between MGA and such Agent. Such agreements shall provide that with respect to any action taken or not taken by MGA in connection with the Policies or this Agreement, the Agent shall look solely to MGA for any and all expenses, costs, causes of action and damages suffered by the Agent. Nothing in this Section is intended to create a cause or claim against MGA that the Agent would not otherwise have against the Company.

2.3. Agent Responsibility. MGA shall bear sole responsibility to oversee the placement of business through Agents. With respect to the Policies or this Agreement, MGA shall hold the Company harmless and reimburse the Company for any and all fines and expenses levied against or incurred by the Company as a result of MGA accepting business from an unlicensed Agent, or the failure of the Company, MGA, or any Brokering Agent to comply with all applicable laws and regulations regarding the exchange of business between the Company and Brokering Agents, unless such costs and expenses result solely from the Company’s failure to take legally required or reasonably necessary specific actions recommended to the Company by MGA.

2.4. Policy Services. Pursuant to the terms and provisions of this Agreement, the Company hereby grants to MGA authority to receive and accept proposals of insurance from the Effective Date of this Agreement until the termination of this Agreement (or termination of the appointment in Section 2.8) for the Authorized Coverages. Such authority shall include the binding of coverage, the issuing and endorsing of Policies in the name of the Company, and the canceling and non-renewing of such binders and contracts when the best judgment of MGA dictates. MGA shall provide for the Company a policy administration system and utilize and enter the Company’s Policy data into that system in a timely manner. MGA shall provide to the Company, at no additional cost to the Company access to the policy administration system on a 24 hours a day, seven days a week basis.

2.5. Underwriting. The Company grants MGA authority to provide the Policies pursuant to the underwriting guidelines provided in writing to MGA by the Company. Such underwriting guidelines shall include, but not be limited to, guidelines pertaining to the basis of the rates to be charged, types of risks to be written, maximum limits of liability, applicable exclusions, territorial limitations, policy cancellation provisions, and maximum policy period. All underwriting guidelines that the Company provides the MGA, in writing, shall be deemed incorporated in this Agreement by reference and adoptions. The Company grants MGA authority to operate within written guidelines approved in writing by the Company, subject, however, to the professional judgment of supervisory underwriting personnel; and any Policy issued by or at the request of MGA which does not fall within such guidelines shall, at the Company’s request, be promptly terminated, and MGA shall indemnify the Company from and against any liability thereunder.

2.6. One-Year Terms. The Company grants MGA authority to issue or have issued Policies having a maximum term of one year.

2.7. Policy Language. The Company grants MGA authority to utilize only insurance contract wordings, endorsement wordings and rates that are approved by the Company and are properly filed and approved, to the extent necessary, by appropriate regulatory authorities of each Authorized Territory.

2.8. MGA Appointment; Maximum Annual Net Written Premium Production. The Company appoints MGA to issue Policies on behalf of the Company in each Authorized Territory. Other than through MGA, Company agrees not to write the Authorized Coverages of business that the Company is duly licensed to write, or to appoint another managing general agent to write the Authorized Coverages of business that the Company is duly licensed to write, in any Authorized Territory during the term of this Agreement as set forth in paragraph 1.5 herein. Under no circumstances shall the MGA produce from the Authorized Coverages Gross Written Premium in excess of $750 million in any year without the express written approval of the Company for any Net Written Premium written in excess of the aforestated amount.

2.9. Policyholder Information. The Company shall not disclose, share, or otherwise make available to any other person, partnership, corporation, managing agent, agent, broker, independent agent or broker, underwriting manager, or other insurer information regarding the Company’s policyholders who have been issued Policies pursuant to MGA’s authority under this Agreement until one year after the termination of this Agreement. The foregoing limitation shall not prohibit the Company from disclosing such information to its independent accountants or auditors, insurance department examiners, or as otherwise required in the normal course of the Company’s business. Company and MGA shall fully comply with the provisions of any applicable Federal laws and the laws of each Authorized Territory applicable to confidentiality and privacy of policyholder information.

2.10. Expirations. In the event of the termination of this Agreement, MGA’s records and the use and control of expirations of the Company’s business produced by Agents registered or appointed by the Company shall remain the joint property of the Company and MGA, subject to any rights in the Agents pursuant to the terms of any agreement between MGA and the Agent.

2.11. Premium Financing. With respect to Policies, MGA shall have the authority to enter into agreements with premium finance companies (“PFCs”), to receive notices of premium financing, to receive proceeds of premium financing, and to receive and act upon notices and requests of cancellations from PFCs. The MGA shall not delegate this authority to any Agent. Subject to the PFCs contracts with the insureds and applicable laws and regulations of each Authorized Territory, and to the extent of the contract balances due the PFCs from the insureds, the MGA shall return all unearned premium directly to the PFCs to the extent held by MGA and shall cause the Agents to return all unearned commission to the PFCs to the extent held by the Agents.

ARTICLE III—HANDLING OF FUNDS

3.1. Depository Account. MGA shall accept in a fiduciary capacity, on behalf of the Company, all premiums, policies, fees, interest, and service charges collected and other funds relating to the business written under this Agreement. The Company shall establish and maintain a “Depository Account” in a bank mutually agreed upon by MGA and the Company. The bank must be a member of the Federal Reserve System whose accounts are insured by the Federal Deposit Insurance Corporation. All premiums, policy fees, interest, and service charges collected by MGA shall be deposited into the Depository Account. Deposits to the Depository Account are to be made daily or no less seldom than weekly if daily determination of deposit amount required is not feasible. Subject to the terms of this Agreement, the proceeds of the Depository Account shall be used for payments as directed by the Company. It is acknowledged and agreed that any investment income earned and costs assessed in connection with the Depository Account belong to the Company. Only the Depository Account, the Disbursement Account, or the Claim Account shall be used for all payments on behalf of the insurer.

3.2. No Commingling. The MGA shall not commingle any premium or escrow trust funds with personal accounts or other funds held by MGA in any other capacity.

3.3. Premiums. MGA assumes responsibilities for, and shall promptly, on no less than a monthly basis, pay the Company all premiums collected on Policies issued by or through MGA or on MGA’s behalf for the Company.

3.4. Disbursement Account. The Company will maintain and adequately fund a Disbursement Account (“Disbursement Account”) in a fiduciary capacity in a bank mutually agreed upon by MGA and the Company. The bank must be a member of the Federal Reserve System whose accounts are insured by the Federal Deposit Insurance Corporation. The Disbursement Account will be used for the payment by MGA of unearned premiums arising due to cancellation or endorsement of the Company’s Policies produced by MGA. The Company and MGA shall each have signature authority over this account. Only the Depository Account, the Disbursement Account, or the Claim Account shall be used for all payments on behalf of the insurer.

3.5. Bank Failure. MGA shall not be liable for any loss which occurs by reason of the default or failure of the bank in which the Depository Account and Disbursement Account are maintained and such loss shall not affect MGA’s obligations under this Agreement.

3.6. Return Commissions. MGA shall refund to the Company, unearned commissions on policy cancellations, reductions in premiums or any other return premiums at the same rate of which such commissions were originally retained.

3.7. Policy Fees. MGA shall comply with the provisions of Section 626.7451(11), F.S., and shall be entitled to retain as fully earned upon collection any duly authorized and collected per-policy fee pursuant to such section. The per-policy fee shall not exceed $25.00 or such other greater amount as may be authorized under Florida law. In no instance shall the aggregate of the per-policy fees for a placement of business authorized under Section 626.7451(11), Florida Statutes, when combined with any other per-policy fee charged by the Company, result in per-policy fees which exceed the aggregate amount of $25.00 or such other greater amount as may be authorized by Florida law. The per-policy fee shall be a component of the Company’s rate filing. MGA may collect per-policy fees in other Authorized Territories if such fees are permitted under the laws and regulations of such Authorized Territories and subject to MGA’s compliance with the Company’s underwriting guidelines.

ARTICLE IV—OTHER REPORTS & REQUIREMENT

4.1. Underwriting Records. MGA shall maintain separate, complete and orderly underwriting files or electronic files, records and accounts of all transactions involving the Company in accordance with generally accepted insurance and accounting practices. All records shall be the joint property of the MGA and the Company.

4.2. Inspection. The Company or its authorized representatives shall have the right (but not the obligation) at all reasonable times during business hours of operations to inspect MGA’s books, records and bank accounts, whether located, which pertain to the business which is the subject of this Agreement and shall have the right to copy or make abstracts from such books and records. The governmental insurance regulatory authority in each Authorized Territory shall have access to all books, bank accounts, and records of the MGA in a form usable by the governmental insurance regulatory authority.

4.3. Written Operating Procedures. MGA shall establish and maintain written operating procedures regarding the issuance of all Policies and endorsements, as well as the collection of premiums related thereto. Such procedures shall be forwarded to the Company and shall be subject to the Company’s review and written approval.

4.4. Financial Statement. Within 150 days after the end of each fiscal year of MGA, MGA shall furnish the Company with true copies of its unaudited financial statements and the audited, certified balance sheet and related statement of operations of MGA for such fiscal year.

4.5. Records. MGA shall maintain permanent physical or electronic copies of all Policies and applications or correspondence related to the Policies, either as hard copies, on microfiche or archived in electronic media. All records shall be retained by the MGA according to the applicable laws and regulations of each Authorized Territory. MGA will not destroy these permanent copies without the written permission of the Company for the longer of seven years from the termination date of the Policy or the period specified by the applicable laws and regulations of each Authorized Territory regulating preservation of records.

4.6. Complaints; Company’s Duty to Forward Complaints. The MGA shall maintain and make available for inspection by the Company, complaint log(s) of all written: (i) complaints and requests for assistance filed with MGA or the Company by the governmental insurance regulatory authority in each Authorized Territory, at the request of an insured, claimant, lienholder, or any other interested party to a Policy or claim thereunder; and (ii) lawsuits and arbitrations. The log(s) will include the name of the complainant, the Policy number and/or claim number, and the date the complaint was received. MGA shall maintain copies of the complaints and MGA’s written response regarding resolution and remedy of said complaint. The Company shall forward to MGA, by next day delivery service, all complaints, time-demand correspondence, and subpoenas received by the Company relevant to the MGA on this Agreement.

4.7. Licenses. The Company and MGA shall maintain all licenses and regulatory approvals necessary to conduct the business covered under this Agreement. The Company and MGA will not transact insurance in any Authorized Territory unless and until the required licenses have been obtained by both parties.

4.8. Cancellations. Notwithstanding the authority granted to MGA by the Company, the Company may require MGA to terminate coverage provided by any Policy so long as such termination does not violate applicable laws and regulations of the applicable Authorized Territory. If the Company exercises this right, the Company shall do so in a writing that includes the reasons for such termination and that instructs MGA to send appropriate non-renewal or cancellation notice as required by contract wording or relevant regulatory or statutory authority to terminate coverage.

4.9. Agent Licensing. MGA is required and agrees to be in compliance with, and MGA shall make reasonable inquiry and take all reasonable steps to ascertain that all Agents are in compliance with, all applicable laws and regulations of each Authorized Territory.

4.10. IRS Forms. MGA shall prepare and furnish each Agent with an IRS form 1099 each year when required.

4.11. Advertisement. MGA shall obtain the approval of the Company before issuing any advertisement, circular, pamphlet or other publication, which refers to the Company.

4.12. Intellectual Property. The MGA will not use any trademark, servicemark, tradename, brand name, logo, insignia, symbol, copyright or similar intellectual property of the Company (collectively the “Marks”) in any manner whatsoever (including, without limitation, on a Web site, stationary or business card) without the Company’s prior written approval. The MGA will not use or attempt to register any trademark, servicemark, tradename, brand name, logo, insignia, symbol or indicia similar to any of the Marks. The Company hereby grants to the MGA a royalty-free, worldwide, non-exclusive, non-transferable license to use the Marks solely as approved or authorized by the Company and solely for the purpose of this Agreement. The MGA may sub-license the Marks to Agents and others solely as approved or authorized by the Company and solely for the purposes of this Agreement. The Company may confirm the accuracy and appropriateness of the MGA’s use of the Marks (and the use by Agents) anytime and may demand changes to such use anytime. The MGA will promptly comply with all such demands and cause Agents to comply with such demands. This license and the authorized sub-licenses will terminate upon the expiration or termination of either this Agreement or the MGA’s appointment under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or in any approval or authorization (existing now or in the future), the Marks are and will remain solely and exclusively the property of the Company, in its sole discretion. Except for the limited license granted by this section, nothing in this Agreement confers or will confer upon the MGA any right, title or interest in the Marks.

4.13. Report of Accounts. MGA shall render accounts to the Company detailing all transactions and remit all funds due under the terms of this Agreement to the Company on a monthly or more frequent basis.

4.14. Additional Limitations on Authority. The Company does not grant MGA authority to, and MGA shall not:

a. Cede, purchase, or bind any reinsurance or retrocession, including but not limited to facultative or treaty, on behalf of the Company without approval by the Company.

b. Commit the Company to participate in insurance or reinsurance syndicates.

c. Appoint any Agent or producer without assuring that such Agent is lawfully licensed to transact the type of insurance for which such Agent is appointed.

d. Collect any payment from a reinsurer or commit the insurer to any claims settlement with a reinsurer without the Company’s prior approval. If prior approval is given, a report must be promptly forwarded to the Company.

e. Without the prior approval of the Company, pay or commit the Company to pay a claim over a specified amount, net of reinsurance, which exceeds 1 percent of the Company’s policyholder’s surplus as of December 31 of the last completed calendar year.

f. Jointly employ an individual who is employed with the Company.

ARTICLE V—MGA’S COMPENSATION

5.1. Compensation. The Company shall pay to MGA, as its sole and full compensation for all authorized business placed with the Company under this Agreement, and excluding the fees and expenses to be paid to MGA for those Claims Services provided in Article VII herein, the commission, and policy fee set forth in Schedule II to this Agreement.

ARTICLE VI—EXPENSES

6.1. MGA’s Expenses. Except as otherwise provided in this Agreement, MGA shall pay all expenses incurred by MGA in connection with the underwriting, production, marketing and servicing of the Policies, including but not limited to the following:

a.

Printing of proposals, policy jackets, contracts of insurance, endorsements, cancellation notices, premium notices, records and reports, and all other documents required to fulfill the obligations of MGA under this Agreement.

b.

Advertising and public relations expenses authorized by MGA. The Company’s prior written approval shall be required with respect to any advertising or public relations material that contains the Company’s name and logo.

c.

MGA’s general office expenses, including rent, salaries, utilities, data processing performed by MGA, transportation, furniture, fixtures, equipment, supplies, telephone, postage, and other general overhead expenses.

6.2. Company’s Expenses. The Company shall pay directly all charges and expenses directly attributable to its operations, including but not being limited to the following: Board and Bureau fees; guaranty funds assessments and other assessments for or based on, business written pursuant to this Agreement; premium taxes and any other assessments levied by a state or local governmental authority on business written hereunder; cost of reinsurance; legal and auditing expenses incurred at the direction of the Company. For the avoidance of doubt, the MGA will not be responsible for payment of any commissions to producers of the Policies. Such commissions will be paid by the Company directly.

6.3. Reimbursement by MGA. In addition to any rights granted to the Company hereunder, the Company shall be entitled to immediate reimbursement or payment from MGA for all ordinary, reasonable and necessary costs, charges and expenses (collectively called “Expenses”) paid or incurred by the Company by reason of or in connection with (i) the termination pursuant to Section 9.2 of this Agreement, or (ii) the breach or non-performance of any covenant or obligation to be observed or performed by MGA or any Agent; provided, however that in the case of a breach or non-performance by MGA, the Company shall have given MGA written notice of the breach or non-performance and MGA shall not have cured same within 30 days after the date of the notice, or if same is of such a nature that it cannot reasonably be cured within such time, if MGA has not within such time commenced to cure same and does not diligently continue to and actually cure same. Any expenses incurred by the Company after the giving of such notice shall be promptly reimbursed by MGA. Without limiting the generality of the foregoing, MGA’s covenants and obligations as referred to herein shall include but not be limited to:

a.	the obligation to deposit, report and remit premiums to the company;

b.	the obligation to remit return premiums to the insureds when due;

c.	the obligation to process all policies, endorsements and notices of cancellation and/or non-renewal pursuant to the Company’s underwriting guidelines;

d.	the obligation to observe and comply with underwriting guidelines and sub-agent appointment procedures;

e.	the obligation to observe and comply with all statutes, regulations, rules and rates;

f.	the obligation to comply with the requirements of Article III hereinabove; and

g.

the writing, binding or issuance of policies and risks by MGA not in accordance with the conditions set forth in this Agreement and any Addenda hereto constitutes a breach of this Agreement, and any loss and expense incurred by the Company resulting from such breach shall be assumed by MGA. In the event the Company sustains a loss on a Policy or risk which the MGA has written, issued or bound which is not within the scope of its authority under this Agreement and any addendum hereto, MGA shall reimburse the Company for the amount of the loss plus the expenses incurred by the Company because of the loss.

6.4. Coverage. In the event that any obligation to grant or extend insurance coverage is imposed on the Company by a Court or governmental insurance regulatory authority in each Authorized Territory or any other state or jurisdiction as a result of any breach or non-performance by MGA or any Agent of its or their obligations under Policies, then and in that event, MGA shall (a) pay any fine or penalty imposed upon the Company and all Expenses incurred by the Company. MGA may seek reimbursement for such fine, penalty, or Expenses from the responsible Agent or cause such Agent to pay such fine, penalty, or Expense.

ARTICLE VII—CLAIMS ADMINISTRATION SERVICES

7.1. General Authority. The Company appoints MGA for the purpose of investigating, evaluating, handling, adjusting, and settling each claim which may arise during the term of this Agreement under the Policies (“Claims Services”) within the established authority for claims as set forth in Schedule III which is incorporated herein by reference.

7.2. Duties of MGA. In addition to, and without limiting, any duties which may be owed by MGA pursuant to applicable laws and regulations of the Authorized Territory pertaining thereto, MGA shall:

a.

Provide a claims administration system and utilize and enter the Company claims data into that system as directed by the Company in a timely manner. MGA shall provide to Company, at no cost to Company, access to the claims administration system on a 24 hours a day, seven days a week basis.

b.

Dedicate sufficient and appropriate human, equipment and computer resources to provide Company with the Claims Services enumerated in Schedule III to this Agreement. The Claims Services shall use only licensed adjusters (as required by applicable laws and regulations of each Authorized Territory), and licensed private investigators (as required by applicable laws and regulations of each Authorized Territory), or catastrophic adjusters, where applicable (as required by applicable laws and regulations of the Authorized Territory).

c.

Investigate, evaluate, handle, adjust and settle each claim assigned MGA within the authority established for claims as set forth in Schedule III, which authority is subject to termination for cause or upon termination of this Agreement.

d.	Designate an employee to act as liaison with Company to facilitate the provision of the Claims Services.

e.	Maintain the confidentiality of data or information which is the property of Company and which is directly accessible to MGA in the implementation and performance of the Claims Services.

f.

Maintain complete, accurate and orderly claims books, files, records and accounts of all transactions in accordance with generally accepted insurance and accounting practices, which files shall be the joint property of the Company and MGA. The data in any electronic claims files maintained by the MGA shall be transmitted to the Company in a timely manner as reasonably directed by the Company.

g.

Maintain during the term of this Agreement copies of all claims and correspondence related to the claims for a period of six years after the date of closure of such claim. MGA shall not destroy these copies without the written permission of the Company. MGA may, with permission from Company, use magnetic, optical, and other types of technology to store such data. At the end of such six year period relevant to any claim, the Company shall authorize MGA to either (a) destroy the closed file or (b) return such file to Company at Company’s expense. Upon an order of liquidation of the Company, the claims files shall become the sole property of the Company or its estate once MGA has been paid for the services rendered. MGA shall have reasonable access to and the right to copy all files, books and records on a timely basis.

h.

The MGA shall adjust and handle all claims still open upon termination or cancellation of this Agreement for an agreed upon fee per claim. Company shall continue to be responsible for the payment and reimbursement of expenses for such claims as provided in this Article VII. Notwithstanding the foregoing, any settlement authority granted to the MGA may be terminated for cause upon the Company’s written notice to the MGA or upon termination of this Agreement. The Company may suspend the MGA’s settlement authority during the pendency of any dispute regarding the cause for termination. Upon termination of the MGA’s authority to settle claims, the MGA shall desist from any draw on funds of the insurer and shall immediately forward to the insurer all claims files with the MGA’s immediate possession and any claims received thereafter. The MGA shall promptly transfer to the insurer any funds owed to the insurer or to any policyholder and shall transfer to the insurer any property of the insurer that is within the MGA’s actual or constructive possession.

i.	MGA agrees that all claims occurring during the Term of this Agreement will be reported to the Company in a timely manner, no later than 30 days, and will be assigned to properly licensed persons.

j.	MGA agrees that Notice shall be sent by the MGA to the Company, at the Company’s request, or as soon as it becomes known that a claim:

a.	Exceeds an amount determined by the governmental insurance regulatory authority of any Authorized Territory or exceeds the limit set by the insurer, whichever is less;

b.	Involves a coverage dispute;

c.	Exceeds the MGA’s claims settlement authority;

d.	Is open for more than six months; or

e.	Is closed by payment of an amount set by the governmental insurance regulatory authority in each Authorized Territory or an amount set by the insurer, whichever is less.

7.3. Company Discretion. MGA acknowledges and agrees that Company, as the party at risk and having ultimate responsibility for the claims to be administered by MGA, shall at all times have ultimate discretion and authority with respect to all matters pertaining to the claims including, without limitation, the processing, handling, disposition, settlement, defense and litigation of all claims. The exercise or failure to exercise such discretion and authority shall not in any way diminish, impair or otherwise affect the obligations of MGA hereunder, including, without limitation, the obligations to exercise reasonable care, to act in good faith, and to otherwise act in a prudent, fair and appropriate manner with regard to the Claims Services.

7.4. Duties of Company.

a.

Company agrees that all claims occurring during the term of, and under, this Agreement will be reported and assigned to MGA, unless Company otherwise notifies MGA. Company will provide all information, in its possession, relevant to particular claims assigned to MGA in order for MGA to fulfill its duties and obligations as set out in Schedule III. MGA shall notify Company, in writing, should Company fail to provide any relevant information requested by MGA regarding any specific claim.

b.	Company shall appoint an individual with sufficient authority within Company’s organization to facilitate MGA’s performance of the Claims Services enumerated in Schedule III.

c.	Company has ultimate authority and responsibility for authorizing claims payment and settlement over MGA’s authority of $250,000.

7.5. Audit Provisions. The Company, its employees, and/or its authorized agents shall have the right, at any reasonable time during normal business hours and with reasonable notice to the MGA, to review and/or audit Company’s claim files maintained by the MGA.

7.6. Price and Payment.

a.

Company agrees to pay Claim Services fees as specified in Schedule III A through Schedule III C of this Agreement. Schedule III A shall govern the service fees payable to MGA by Company on all business written by Company. Schedule III B shall govern the services fees payable to MGA by Company for subrogation and salvage activities. Schedule III C shall govern the services fees payable to MGA by Company for the provision and administration of catastrophic Claims Services.

b.	Company agrees to pay all tariffs and taxes that are now or may become applicable to the Claims Services rendered.

c.	Fees for Claims Services will be due and payable 15 days after the close of the month in which Claims Services are performed in amounts pursuant to Schedules III A through III C of this Agreement.

d.

MGA and Company will renegotiate, in good faith, the Claims Services fees in the event of statutory, regulatory, or judicial changes that require additional activities not contemplated at the inception of this Agreement. Should the parties be unable to reach an agreement, either party may terminate this Agreement upon advance written notice to the other party at least 90 days prior to the effective date of termination.

7.7. Definition and Payment of “Allocated Loss Adjustment Expense.” All Allocated Loss Adjustment Expenses shall be paid by the Company. For purposes of this Agreement, Allocated Loss Adjustment Expense(s) shall mean any expense which is chargeable or attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense or general handling of any claim(s) or action(s) related thereto, or to the protection and/or perfection of the Company’s and/or its insured’s right of subrogation, contribution or indemnification. Allocated Loss Adjustment Expense(s) includes, but is not limited to, the following:

a.

Attorney’s fees and disbursements incurred (including plaintiff’s fees when awarded and not included as a portion of the loss or indemnity paid by Company) in connection with the determination of coverage and/or the adjustment, defense, negotiation or settlement of any claim; attorney’s fees incurred for representation at depositions, hearings, pretrial conferences and/or trials (in the case of legal services performed by employee-attorneys of the MGA, the expense incurred and payable by the Company will be deemed to be $5,000 per litigated claim;

b.

Costs incurred in handling any Alternative Dispute resolution proceeding (“ADR”), legal actions, including trials or appeals, or in pursuing any declaratory judgment action, including deposition fees, cost of appeal bonds, court reporter or stenographic service fees, filing fees, and other court costs, fees and expenses, transcript or printing costs and all discovery expenses; fees for service of process; fees for witnesses’ testimony, opinions, or attendance at hearings or trial;

c.	Statutory fines or penalties; pre- and post-judgment interest paid as a result of litigation, unless legal requirements define such interest as indemnity payments;

d.

Fees and travel expenses of independent and MGA adjusters, automobile and property appraisers, to the extent that same are incurred in the adjustment, negotiation, settlement or defense of any Claim (in the case of adjustment services performed by adjusters of the MGA, the expense incurred and payable by the Company will be deemed to be $440 per adjusted claim);

e.

Experts’ fees including reconstruction experts, engineers, cause and origin reports, photographers, accountants, economists, metallurgists, cartographers, architects, handwriting experts, physicians, appraisers and other natural and physical science experts, plus the costs associated with preparation of expert reports, depositions, and testimony;

f.	Fees for surveillance, undercover operative and detective services or any other investigations;

g.	Costs for medical examinations, or autopsies, including diagnostic services, and related transportation costs, fees for medical reports and rehabilitation evaluations;

h.	Costs for any public records, medical records, credit bureau reports, and other like reports;

i.

Costs and expenses incurred where MGA determines it is reasonable to pursue the rights of contribution, indemnification or subrogation of the Company and/or its insured, including attorney and collection agency fees and/or expenses;

j.

Medical or vocational rehabilitation expenses, and all other medical cost containment services, including, but not limited to, utilization review, pre-audit admission authorization, hospital bill audit or adjudication, provider bill audit or adjudication, and review of medical case management;

k.	Extraordinary travel and related expenses incurred by MGA at the express written request and approval of a Company officer, which are not otherwise payable under this Agreement; and

l.

With respect to MGA’s determination that an expense(s) incurred pursuant to this Agreement is an Allocated Loss Adjustment Expense, MGA makes no representation or warranty and assumes no responsibility that such determination (i) is in compliance with or meets the requirements of any statistical plan filing, statutory, regulatory, or insurance industry reporting scheme or the definition of the Allocated Loss Adjustment Expense thereunder; (ii) is or could be characterized as payment of loss or indemnity; or (iii) is or is not subject to insurance or reinsurance coverage or limits. Company agrees that it is responsible for making all such judgments and for complying with any and all such requirements.

7.8. Limitation of Liability and Remedies.

a.

In providing the Claims Services hereunder, MGA shall have a duty to act with a reasonable due care and caution, in good faith, and in a prudent manner. MGA shall be liable to Company for any loss or damage sustained by Company as a result of, or related in whole or part to, the bad faith, negligence or other intentional or unintentional misconduct on the part of MGA, or its officers, directors, employees or agents.

b.

MGA agrees to indemnify, defend and hold harmless Company, its officers, directors, employees, agents, designees and affiliates (collectively “Indemnified Parties”), from and against any and all claims, causes of action, liabilities, liens, fines, penalties, demands, costs, fees, expenses (including reasonable attorney’s fees), suits, judgments, adjudications and losses of whatever kind or nature incurred by, or claimed against, any of the Indemnified Parties by reason of any bad faith, negligence, or other misconduct by MGA, or any of its officers, directors, employees or agents, or by reason of any breach of this Agreement by MGA.

c.	MGA shall have no indemnity obligation under this Agreement for any act or omission of the MGA taken or omitted to be taken at the express direction of Company.

d.	All indemnity obligations of MGA under this Agreement shall survive the termination or expiration of this Agreement.

e.

MGA warrants that it now has and shall maintain during the term of this Agreement for the protection and benefit of the Company and MGA liability insurance coverage in an amount of not less than $1,000,000 for any one event and in an amount of not less than $2,000,000 in the aggregate. Such coverages shall be in a form and with a company acceptable to Company and proof of such coverages shall be provided to Company upon request.

ARTICLE VIII – ADDITIONAL SERVICES OF MGA

8.1 Additional Services. As part of the MGA’s services as provided in this Agreement, the MGA will provide:

(a)

accounting, controllership, finance and treasury services. For the avoidance of doubt, AIF will remain responsible for the preparation and filing of all reports required by governmental and nongovernmental regulatory and supervisory authorities on behalf of the AIF or the Reciprocal;

(b)	corporate tax analysis. For the avoidance of doubt, AIF will remain responsible for preparation and filing of its own taxes;

(c)	corporate legal services;

(d)	corporate and brand marketing;

(e)	customer relations including complaint handling;

ARTICLE IX- TERMINATION

9.1. Continuing Authority. The authority of MGA to issue Policies under this Agreement shall be continuous until terminated, except for mandatory renewals of existing Policies. This Agreement may be terminated by either party, at the end of any calendar quarter, without cause, by giving the other party not less than 180 days prior written notice of such termination.

9.2. Termination By Company with Cause. This Agreement shall terminate:

a.	Automatically and immediately at the written election of the Company, if any public authority cancels or declines to renew any of the licenses of MGA necessary to fulfill the terms of this Agreement.

b.

Automatically and immediately in the event of a transfer, sale or pledge of the majority of the stock or a substantial portion of the assets of MGA, unless this Agreement is assigned with the express written consent of the Company, or unless the pledge of stock is to a federal or state charted bank to secure loans from the bank to MGA, provided in the event of such permitted pledge that this Agreement shall terminate if the pledged stock is foreclosed upon or otherwise acquired by the pledgee.

c.

At the election of the Company upon MGA’s material violation of any provision of this Agreement; provided, however, that MGA will be allowed 30 days, after written notice, to cure any non-monetary breach or default.

d.	Immediately, at the election of the Company for the occurrence of any failure by MGA to comply with the provisions of Section 6.3 a. or b.

9.3. Termination by MGA. This Agreement may be terminated at the election of and upon written notice from MGA upon the failure of the Company: (a) to remain licensed in each Authorized Territory; (b) to comply with applicable laws and regulations of each Authorized Territory; or (c) to comply with the material provisions of this Agreement; provided, however, that Company will be allowed 30 days, after written notice, to cure any non-monetary breach or default.

9.4. Suspension and Revocation of Authority. The Company may suspend MGA’s underwriting authority during the pendency of any dispute regarding the termination of this Agreement. The Company and MGA shall fulfill their obligations under the Policies regardless of any dispute.

9.5. Effect of Termination. In the event of proper termination of this Agreement:

a.	Except as set forth in Section 7.2.h. herein, the obligations of MGA and the Company under this Agreement shall be discharged promptly;

b.	No party shall have a claim upon the other for loss of prospective profit or damage to the business arising therefrom; and

c.

MGA’s records shall remain the property of MGA and left in MGA’s possession, provided MGA is in compliance with all of its obligations to the Company. Copies of such documents shall be furnished Company by MGA upon written request of Company.

9.6. Run-off.

a.

The Company shall, concurrent with its notice of termination or within 30 days of MGA’s notice of termination, notify MGA of whether the Company intends to have MGA service the Policies through their run-off, or whether it intends to manage the run-off itself. Except as set forth in Section 7.2.h. herein, MGA’s compensation in either event is set forth in Schedule II to this Agreement. For purposes of this Agreement, the term “run-off” shall mean confirming coverage under the Polices to claims adjusters, administering the in-force Policies and any required renewals and endorsement thereof, providing reports to the Company as elsewhere required by this Agreement, paying premium to the Company and return premium to the insureds, collecting all sums due from Agents, including return commissions, and such other activities of MGA specifically required by this Agreement.

b.

MGA shall upon demand return to the Company any Policies, forms or other supplies imprinted with the Company’s name regardless of who incurred the cost for same, or any Policies, forms or other supplies furnished to MGA by the Company, with the exception of any forms which in MGA’s reasonable opinion are required to complete an orderly run-off of operations.

c.

In the event this Agreement terminates and/or MGA refuses or is unable to administer and run-off business produced under this Agreement, then in that event MGA shall immediately provide the Company with a back-up of all programs and data libraries, including updated source code and data files, used in the production and administration of business hereunder (the “Data”). The Company agrees that it shall utilize the Data solely for the purpose of administering and running off the business produced hereunder.

d.

MGA hereby grants, at no cost to the Company, a limited license to the Company to use MGA’s Software in connection with the administration and run-off of the business produced hereunder. MGA shall deliver the Software, together with the source and object code for the Software, as well as all available related manuals, immediately upon delivery of the Data to the Company as provided in the preceding Section.

ARTICLE X—ARBITRATION

10.1. Any controversy, claim or dispute arising out of or relating to this Agreement, including questions regarding the arbitrability of any issues or the scope, applicability, enforceability, validity or breach of this or any other provision of this Agreement or differences of opinion as to the interpretation of this Agreement, shall be submitted to arbitration, one arbitrator to be chosen by the Company, one by MGA, and an umpire by the two arbitrators (the arbitrators and umpire are referred to as the “Panel”).

10.2. The Panel shall, unless the parties otherwise agree, shall meet in Ocala, Florida. Members of the Panel shall be disinterested officers or former officers of property and casualty insurance companies or insurance agencies authorized to transact business in the State of Florida.

10.3. The arbitration shall be instituted by the claimant serving a notice upon the respondent setting forth a statement of the nature of the dispute and the name, address and current (or last, if retired) employment position of the arbitrator appointed by the claimant. The respondent shall appoint its arbitrator within 20 days after service of claimant’s notice and shall, within such time, similarly notify claimant of the name, address and current (or last, if retired) employment position of the respondent’s arbitrator. If the respondent fails to appoint its arbitrator within such 20 day period, the claimant shall also appoint the second arbitrator within 10 days after the expiration of the 20 days for respondent to appoint its arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire at the end of the 20 days following the last date of the appointment of the arbitrators, then they each shall, within 10 days thereafter, name three candidates who serve as umpire, and within 10 days thereafter each shall decline two of the candidates named by the other; within five days thereafter, a decision shall be made by drawing lots as to which of the last two candidates shall be the umpire.

10.4. The respondent shall submit its statement within 20 days after receipt of the claimant’s statement, and the claimant may submit a reply statement within 10 days after the receipt of the respondent’s statement. Copies of all statements shall be sent to the parties and the Panel.

10.5. Any hearing shall commence within 30 days following the selection of the umpire. The Panel shall render its decision within 30 days following the termination of the hearings unless the parties consent to an extension.

10.6. The Panel shall consider this Agreement an honorable engagement rather than merely a legal obligation and shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Panel shall issue its decision in writing upon evidence introduced at a hearing or by other means of submitting evidence in which strict rules of evidence need not be followed, but in which cross examination and rebuttal shall be allowed if requested. The majority decision of the Panel shall be final and binding upon all parties to the proceeding. Judgment may be entered confirming the award of the Panel in any court having jurisdiction thereof.

10.7. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the Panel.

10.8. In the event of subsequent actions or proceedings necessary to enforce the judgment entered thereon or any other rights flowing therefrom, the prevailing party shall be entitled to recover its reasonable attorney’s fees.

10.9. Any suit, action, or other proceeding by or against either party to this Agreement, including any proceeding to compel arbitration, to confirm the arbitration award, or to enforce any remedy available to either party may be brought in the Circuit Court of the State of Florida, County of Marion, or in the United States District Court for the Middle District of Florida, and each of the parties hereto submits and consents to the nonexclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding. The parties agree that process in any action or proceeding shall be personally served and that such service shall be sufficient to confer in personam jurisdiction over the party so served.

ARTICLE XI—INDEMNITY AGREEMENT

11.1. MGA shall indemnify the Company and its subsidiaries, successors, reinsurers and assignees, as well as their shareholders, directors, officers and agents against and in respect of any and all liabilities (as defined below), made or instituted against or incurred by the Company or such other indemnitees and which arise, either directly or indirectly, out of any action or inaction of MGA or any Agent, or their employees or representatives, in connection with any obligations of MGA arising out of this Agreement including, but not limited to, any action or inaction of MGA concerning the termination of Agent(s) pursuant to all applicable laws. This Section 11.1 does not apply to the extent that the loss resulted from action or inaction of MGA, which is a result of acting in accordance with the written instructions of the Company.

11.2. The Company shall indemnify MGA and its subsidiaries, successors, reinsurers and assignees, as well as their shareholders, directors, officers and agents against and in respect of any and all liabilities (as defined below) made or instituted against or incurred by MGA or such other indemnitees and which arise, either directly or indirectly, out of any action or inaction of the Company, or their employees or representatives, in connection with any obligations of the Company arising out of this Agreement.

11.3. For purposes of this Article XI, “liabilities” means all claims, demands, actions, proceedings, liability, losses, damages, costs or expenses, including without limitation, attorneys’ fees, disbursements and court costs.

11.4. The indemnification provisions of this Article XI do not apply to covered claims made under any policy issued in accordance with this Agreement nor with regard to the Claims Services, as set forth in Section 7.8. herein.

11.5. All indemnity obligations herein shall survive the termination or expiration of this Agreement.

ARTICLE XII - GENERAL PROVISIONS

12.1. Survival. Article X on Arbitration, Section 9.6 on “run-off”, and all other provisions of this Agreement that are pertinent to the “run-off” and the Claims Services to be rendered under Section 7.2.h. shall survive the termination of this Agreement.

12.2. Independent Contractor Relationship. Nothing herein shall create the relationship of employer and employee between the Company and MGA, it being understood and agreed that MGA is an independent contractor of the Company for the purposes set forth herein with all rights, powers and duties as such.

12.3. Non-Assignable. Neither Company nor MGA may assign this Agreement or any part thereof to another person or entity.

12.4. Subcontracting. MGA may subcontract or delegate its duties under this Agreement with other persons or entities, subject to the prior written consent of the Company, which consent may not be unreasonably withheld.

12.5. Modification. This Agreement may not be changed, nor may any provision hereof be waived, except by a written document signed by both parties hereto which includes an effective date.

12.6. Non-Waiver. The failure of the Company or MGA to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained herein or estop the parties from thereafter demanding full and complete compliance therewith, or prevent the parties from thereafter demanding full and complete compliance therewith, nor prevent the parties from exercising any right or remedy in the future.

12.7. Notice. Any notice required or permitted to be given under this Agreement shall be deemed duly given if delivered personally, or by a recognized courier service, or by registered or certified mail, return receipt requested, to the party for whom it is intended at the following address or such other address as the party may designate from time to time.

For MGA:	TypTap Management Company
1000 Century Park Drive
Tampa, FL 33607
Attn: President

For the Company:	Tailrow Risk Managers, LLC
3802 Coconut Palm Drive
Tampa, FL 33619
Attn: President

Notices shall be deemed given when delivered, or three days after delivery to the courier or mailing, as above provided.

12.8. Invalidity. If any provision of this Agreement should be found to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

12.9. Governing Law. This Agreement shall be interpreted under and pursuant to the laws of the State of Florida. This Agreement shall be construed to comply with the laws and regulations of each Authorized Territory. In the event of any conflict between the provisions of this Agreement and the laws or regulations of an Authorized Territory, this Agreement shall be construed and enforced in compliance with the applicable laws and regulations of such Authorized Territory.

12.10. Assigns. Subject to the provisions of 12.3 hereof, this Agreement shall bind and benefit the successors and permitted assigns of the parties.

12.11. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

12.12. Compensation Waivers. The MGA may waive any compensation, reimbursements, fees or other amounts due from the Company anytime, in its sole discretion, by written notice to the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

TYPTAP MANAGEMENT COMPANY

BY:	/s/ Kevin Mitchell	Date: 11/5/2024
Its:	Chief Executive Officer

TAILROW RISK MANAGERS, LLC

BY:	/s/ Paresh Patel	Date: 11/5/2024
Its:	Chief Executive Officer

TAILOROW INSURANCE EXCHANGE

Tailrow Risk Managers, LLC, its Attorney-in-Fact		Date: 11/5/2024

By:	/s/ Paresh Patel
Its:	Chief Executive Officer

SCHEDULE I

AUTHORIZED COVERAGES, TERRITORY

AND LIMITS OF COVERAGE

The MGA is authorized as respects:

Coverages: The MGA is authorized for all coverages for which the Company is licensed in each Authorized Territory.

Authorized Territory: Upon each of the Company and the MGA obtaining applicable licenses and authorization, the MGA shall be authorized to represent the Company in Florida.

Limits: The MGA is authorized to commit the Company to all coverages and limits as further described in the Company’s Underwriting Manual as filed by the Company with its rate and form filing with each applicable governmental insurance regulatory authority in each Authorized Territory.

SCHEDULE II

COMPENSATION

FOR MGA SERVICES

Company and MGA agree to the following commission schedule for the MGA’s services, excluding Claims Services, described in this Agreement and its Schedules with respect to Company’s new and renewal business.

MGA shall retain 8.5% of the Reciprocal’s Total Written Annual Premium as commission for its services, excluding Claims Services. Such commission shall be deducted from the premiums remitted to Company by MGA and adjusted on the 15th day after the end of each month during the term of the Agreement. These commissions will be adjusted when the Reciprocal’s Total Written Annual Premium is determined and identified on the Reciprocal’s annual statement filed with the Florida Office of Insurance Regulation. Any balance due from these adjustments shall be paid to the other party no later than March 15th of the year in which such annual statement is due and filed.

Total Written Annual Premium shall exclude the MGA policy fee of $25.00 per policy, or other non-commissionable fees.

SCHEDULE III

CLAIMS SERVICES

1. SERVICES

During the term of this Agreement, MGA shall be the exclusive provider of Claims Services for all reported and assigned claims of the Company for policies of insurance written by or through Company. MGA will provide the services and general management of these Claims Services described herein for subject claims as follows:

a. Company grants MGA the authority to investigate, evaluate, handle, adjust and settle each claim assigned according to applicable state law, the terms and conditions of the policy and any written standards that may be provided by Company in addition to the provisions of this Agreement.

b. Loss reporting will be by Internet, fax, or phone. Losses may be reported 24 hours a day. The Internet, fax and phone reporting will be checked for new losses every two hours from 8:00 AM until 11:00 PM.

c. Coverage will be verified on all cases through the Company by procedures mutually agreed upon, in writing, by the parties. Contact will be made with claimant or insured within 24 hours of loss reporting, excluding catastrophic events.

d. MGA will administer the appraisal/assessment process and will use in this endeavor a combination of staff, adjusters, and appraisers.

e. MGA will perform all reasonable, necessary and customary administrative and clerical work in connection with claim or loss reports.

f. MGA will establish and maintain a claim file for each reported claim or loss with a copy of the policy for each reported claim. The claim file will have an activity log which shall be reviewable at any and all reasonable times by the Company subject to the provisions of Section 7.5 of this Agreement. Catastrophe claims will not require an activity log.

g. MGA will provide the Company with litigation management. MGA will work with counsel to determine the best course of action within a reasonable budget within the scope of authority granted by the Company. The selection and retention of legal counsel shall be the Company’s sole prerogative.

h. For non-catastrophic claims, the MGA will enter in its claims administration system each claim and a recommended reserve within 48 hours which initial reserves will be a statistical reserve and adjusted within 14 days based upon adjuster’s inspection of damages. The Company shall have the ultimate authority in establishing all reserves and all component aspects thereof. MGA shall consult with Company and provide written notice to Company in a timely manner with respect to any of the following:

(1)	Any loss or claim resulting in legal action being instituted against MGA or the Company;

(2)	Any loss or claim causing a complaint to be filed with any regulatory authority;

(3)	Any inquiry from any regulatory authority, including but not limited to, any insurance department, with respect to any claim or claims.

(4)	Any claim MGA deems appropriate to deny policy coverage or involves a coverage dispute;

(5)

Any claim which might ultimately result in the payment(s) in excess of $250,000. MGA shall forward a copy of such claim file to Company at its request. Company grants MGA claims settlement authority up to $250,000;

(6)	Any open claim that involves an allegation of extra-contractual obligations;

(7)	Any claim involving a fatality, amputation, spinal cord or brain damage, loss of eyesight, extensive burns, poisoning, or multiple fractures;

(8)	Any claim involving a minor; or

(9)	any claim involving a claim of bad faith or seeking class action certification.

j. MGA will order checks and vouchers from Company and will prepare all compromises, releases, agreements and any other documents reasonably necessary to finalize and close claims. For settlements of less than $250,000, MGA will issue payments of claims and allocated loss adjustment expenses only on checks of, and as authorized by, the Company. A check in payment of a claim shall be issued within 48 hours after claim is determined payable by MGA, except in the event of a catastrophic event.

For purposes of settling claims and paying claim-related expenses for claims of $250,000 or less, Company has agreed to establish, maintain and fund a separate bank account from which MGA may draw against as hereinafter set forth (the “Claim Account”). MGA shall not retain more than 60 days of estimated claims payments and allocated loss adjustment expenses in the Claim Account. The Claim Account will be held in a fiduciary capacity in a bank mutually agreed upon by MGA and the Company. The bank must be a member of the Federal Reserve System whose accounts are insured by the Federal Deposit Insurance Corporation.

Company agrees to deposit additional funds into the Claim Account on a weekly basis if necessary to maintain it at a level sufficient to allow MGA to carry out its obligations under this Agreement. Company shall provide to MGA such information as is necessary for MGA to draw checks on the Claim Account.

MGA AND COMPANY WILL PREPARE PROCEDURES FOR THE PAYMENT OF CLAIMS IN EXCESS OF $250,000 WHICH WRITTEN PROCEDURES SHALL BE ATTACHED TO THIS AGREEMENT AND BE DEEMED INCORPORATED HEREIN BY REFERENCE.

MGA hereby agrees to prepare, sign and issue checks in accordance with the procedures adopted by Company. Any check prepared by MGA on the Claim Account must be signed by authorized individuals.

MGA shall promptly transmit any monies collected through salvage and subrogation to the Company, and maintain a register of all such collections in a register (the “Salvage and Subrogation Register”). The Salvage and Subrogation Register shall include, but shall not be limited to, the following information: date of receipt of funds, the claim number, the payer, and the amount of such payment.

The MGA shall have a duty of fiduciary responsibility to Company as to all money of the Company coming into the possession or control of the MGA.

k. Service standards and claims documentation will be in compliance with all state regulations dealing with the adjusting and handling of claims. MGA will periodically review the development of the claims handling procedure with the Company to identify problems and recommend corrective action.

l. MGA will diligently pursue and prosecute Company’s salvage and subrogation rights relating to any losses. MGA will use reasonable efforts to collect funds arising from the enforcement of such rights.

2. LOCATION OF PROVISION OF SERVICES:

As mutually agreed upon by the Company and MGA.

SCHEDULE III A

FEES APPLICABLE TO CLAIMS SERVICES

AIF and MGA agree to the following fee schedule for the Claims Services described in this Agreement and its Schedules.

AIF shall pay MGA 2.5% of the Reciprocal’s Total Written Annual Premium including premiums assumed from Citizens Property Insurance Corporation or any other entity for Claims Services rendered by MGA. Such fees shall be payable on the 15th day of each month during the term of the Agreement. These fees will be adjusted when the Reciprocal’ s Total Written Annual Premium is determined and identified on the Reciprocal’s annual statement filed with the Florida Office of Insurance Regulation. Any balance due from these adjustments shall be paid to the other party no later than March 15th of the year in which such annual statement is due and filed.

The above fees do not include Allocated Loss Adjustment Expenses as defined in Section 7.7. of the Agreement. The above fees do not apply to class action suits, catastrophic events or subrogation or salvage activities.

Total Written Annual Premium shall exclude the MGA policy fee of $25.00 per policy, or other non-commissionable fees.

SCHEDULE III B

SUBROGATION COMPENSATION

On a monthly basis, the AIF shall pay MGA 50% of all gross subrogation and salvage amounts recovered by MGA.

SCHEDULE III C

FEES FOR CATASTROPHE CLAIMS SERVICES

The AIF shall pay to the MGA per claim fees for the administration and management of catastrophe claims. The per claim fee will be $1,200 plus 10% of the amount expended for indemnification of the loss. The fees will be due on the 15th day of each month based upon claims reported and amounts paid during the previous calendar month.